Exhibit 99.1

NEWS RELEASE

Lumen Closes Sale of its Latin American Business to Stonepeak

New strategic relationship between Lumen and Cirion offers benefits for customers of both companies

DENVER, Aug. 1, 2022 – Lumen Technologies (NYSE: LUMN) said today it has officially closed the sale of its Latin American operations to Stonepeak for $2.7 billion cash. This Latin American business is called Cirion, operating as an independent portfolio company of Stonepeak.

Key Highlights:

•	Lumen and Cirion have established a strategic relationship to serve customers of both companies in the region, who will benefit from this ongoing association.

•	The $2.7 billion transaction provides additional capital to enable Lumen to invest in key growth areas and support the company’s other capital allocation priorities, including ongoing debt paydown.

•

Stonepeak has named Lumen’s LATAM Regional President, Facundo Castro, as the new CEO of Cirion and is retaining the current executive team and existing employees. Cirion has also added several new hires in recent months to the company’s executive team, all of whom bring extensive experience in the sector across the region.

Visit here for more information on today’s announcement: https://news.lumen.com/image/LATAM-Cirion-Transaction-FAQ.pdf

“This divestiture is an important step in achieving Lumen’s strategic goals as we sharpen our focus on key strategic assets while also providing our LATAM employees and customers an opportunity for continued growth,” said Jeff Storey, Lumen President and CEO. “This transaction also positions our Lumen Platform for long term growth, allowing Lumen to invest in a strategic mix of assets and alliances that allows us to deliver what our customers want anywhere in the world.”

Lumen and Cirion have established a strategic relationship to serve customers in the region. It includes reciprocal reselling and network arrangements that leverage each other’s extensive fiber footprints, data centers, and other network assets.

“We share Jeff’s excitement about Cirion’s opportunity in Latin America, given the platform’s strong footprint and ambition to continue expanding its fiber and data center network across the entire region,” said Andrew Thomas, Stonepeak Managing Director and Co-Head of Communications. “We are excited to partner with the Cirion team and apply our experience as active investors in global digital infrastructure to drive sustainable long-term growth.”

Additional Resources:

•	Latin America Transaction Closing FAQ

•	Cirion announces its transaction close; Launches its brand, purpose and executive leadership team

•	Lumen to Sell Latin American Business to Stonepeak for $2.7B (July 26, 2021 News Release)

Services not available everywhere. Business customers only. Lumen may change, cancel or substitute products and services, or vary them by service area at its sole discretion without notice. ©2021 Lumen Technologies. All Rights Reserved.

About Lumen Technologies and the People of Lumen:

Lumen is guided by our belief that humanity is at its best when technology advances the way we live and work. With approximately 450,000 route fiber miles and serving customers in more than 60 countries, we deliver the fastest, most secure platform for applications and data to help businesses, government and communities deliver amazing experiences. Learn more about the Lumen network, edge cloud, security, communication and collaboration solutions and our purpose to further human progress through technology at news.lumen.com/home, LinkedIn: /lumentechnologies, Twitter: @lumentechco, Facebook: /lumentechnologies, Instagram: @lumentechnologies and YouTube: /lumentechnologies. Lumen and Lumen Technologies are registered trademarks in the United States.

About Stonepeak

Stonepeak is a leading alternative investment firm specializing in infrastructure and real assets with approximately $49.3 billion of assets under management. Through its investment in defensive, hard-asset businesses globally, Stonepeak aims to create value for its investors and portfolio companies, and to have a positive impact on the communities in which it operates. Stonepeak sponsors investment vehicles focused on private equity and credit. The firm provides capital, operational support, and committed partnership to sustainably grow investments in its target sectors, which include communications, energy transition, transport and logistics, and social infrastructure. Stonepeak is headquartered in New York with offices in Austin, Hong Kong, Houston, London and Sydney. For more information, please visit www.stonepeak.com.

About Cirion Cirion is a leading digital infrastructure and technology provider, offering a comprehensive suite of fiber network, connectivity, colocation, cloud infrastructure, and communication and collaboration solutions with the purpose of furthering Latin America’s progress through technology. Cirion serves over 6,400 Latin America-based and multinational customers, including enterprises, government agencies, cloud service providers, wireline and wireless carriers, ISPs, and other leading businesses. Cirion owns and operates a facilities-based network and data center portfolio, with extensive coverage spanning across the Latin America region. Learn more about Cirion at www.ciriontechnologies.com

Forward Looking Statements

Except for the historical and factual information contained herein, the matters set forth in this press release, including statements regarding the expected transaction proceeds and benefits of the transactions and alliances, and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” “intends,” “will” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the possibility that the anticipated benefits from the transactions and alliances cannot be fully realized in the manner contemplated; the possibility that it may be more difficult than anticipated to segregate the Company’s Latin American business from its other businesses in connection with the divestiture; the possibility that the Company might be required to pay higher than anticipated tax payments, to make unanticipated payments under the transaction agreements or to otherwise receive less net cash proceeds than anticipated; changes in the Company’s cash requirements, financial position or business, operational or financial plans; the effects of competition from a wide variety of competitive providers; the purchaser’s ability to successfully maintain the quality and profitability of its product and service offerings and to introduce new offerings on a timely and cost-effective basis; and other risk factors and cautionary statements as detailed from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission. You should be aware that new factors may emerge from time-to-time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the transactions and alliances. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, the Company undertakes no obligation and expressly disclaims any such obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:

Kate Beers

Stonepeak

646-540-5225

beers@stonepeak.com

Paula Vivo

Cirion Technologies

+55 11 3957-2424

paula.vivo@ciriontechnologies.com

Stephanie Meisse

Lumen Technologies

419-610-3142

stephanie.n.meisse@lumen.com